Filed Pursuant to Rule 424(b)(5)

Registration No. 333-159689

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 3, 2009)

Owens Corning

$

    % Senior Notes due

The notes will bear interest at the rate of     % per year. Interest on the notes is payable semiannually in arrears on              and              each year, beginning on                     . The notes will mature on                     . We may redeem the notes at any time and from time to time prior to maturity, in whole or in part, by paying a “make-whole” premium. See “Description of the Notes — Optional Redemption” beginning on page S-18 of this prospectus supplement. If we undergo a Change of Control Repurchase Event (as defined herein), holders may request us to repurchase the notes in whole or in part for cash at a price equal to 101% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Change of Control” beginning on page S-18 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will be fully and unconditionally guaranteed by each of our current and future domestic subsidiaries that is a borrower or guarantor under our Credit Agreement. The guarantees will be unsecured and will rank equally in right of payment with all other existing and future senior unsecured indebtedness of the guarantors. The guarantees will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See the section titled “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of certain of the risks you should consider before investing in the notes.

	Per Note		Total
Public offering price (1)%			$
Underwriting discount		%	$
Proceeds, before expenses, to Owens Corning		%	$

(1) Plus accrued interest from                     , 2009, if settlement occurs after that date.

We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system. Currently there is no public market for the notes.

We expect that the notes will be ready for delivery to investors in book-entry form through The Depository Trust Company and its participants (including Euroclear and Clearstream, Luxembourg) on or about                     , 2009.

Joint Book-Running Managers

Citi
Banc of America Securities LLC
Wachovia Securities
J.P. Morgan

The date of this prospectus supplement is                     , 2009.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus supplement, is available to you without charge upon written or oral request to Owens Corning at the address or telephone number indicated in the section titled “Where You Can Find More Information” in this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated June 3, 2009, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of certain terms of the debt securities we may issue, including the notes, and gives more general information, some of which may not apply to the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Where You Can Find More Information.”

In this prospectus supplement, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term “Predecessor” refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy on October 31, 2006.

•

The terms “Owens Corning,” “the Company,” “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after Predecessor’s emergence from bankruptcy.

BASIS OF PRESENTATION

We filed a Form 8-K on June 2, 2009 to update portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 18, 2009 (the “2008 Form 10-K”), to reflect the following for all periods presented therein:

•

A change in the method of accounting for inventories in the United States from the last-in, first-out (“LIFO”) cost method to the first-in, first-out (“FIFO”) cost method, which was effective during the first quarter 2009.

•

The application of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB 51,” which we adopted effective January 1, 2009.

•

The application of Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133,” which we adopted effective January 1, 2009.

•	A change in reportable segments, which was effective during the first quarter 2009.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement and the accompanying prospectus and the materials we have filed or will file with the Securities and Exchange Commission (the “SEC”) (including documents incorporated by reference or deemed incorporated by reference herein or therein) (as well as information included in our other written or oral statements) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing pressures; weather conditions; our level of indebtedness; industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of raw materials; availability and cost of credit; interest rate movements; issues involving implementation of acquisitions, divestitures and joint ventures; our ability to utilize our net operating loss carryforwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; the success of research and development activities; difficulties in managing production capacity; and labor disputes.

All forward-looking statements in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) should be considered in the context of the risk and other factors described above and as detailed from time to time in our SEC filings. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 1-33100) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) until the offering of the notes under this prospectus supplement is complete:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Current Report on Form 8-K filed with the SEC on June 2, 2009.

Our SEC filings are available free of charge through our Internet website (www.owenscorning.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. The contents of our Internet website are not a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Corporate Secretary

Telephone: (419) 248-8000

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements” above.

Our Company

Owens Corning, a global company incorporated in Delaware, is headquartered in Toledo, Ohio, and is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Since Owens Corning was founded in 1938, we have continued to grow as a market-leading innovator of glass fiber technology. Our products range from glass fiber used to reinforce composite materials used in transportation, electronics, marine, wind energy and other high-performance markets to insulation, roofing and manufactured stone veneer used in residential, commercial and industrial applications.

Our business operations fall within two reportable segments, Composites and Building Materials. Composites includes our Reinforcements and Downstream businesses. Building Materials includes our Insulation, Roofing and Other businesses. Through these lines of business, we manufacture and sell products worldwide. We maintain leading market positions in many of our major product categories.

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659 and our telephone number is (419) 248-8000.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement titled “Description of the Notes” and the section of the accompanying prospectus titled “Description of Debt Securities.”

Issuer	Owens Corning

Notes Offered	$ aggregate principal amount of % Senior Notes due .

Maturity

Interest Payment Dates	and of each year, beginning .

Guarantees	All payments with respect to the notes (including principal and interest) will be fully and unconditionally guaranteed, jointly and severally, by each of our current and future domestic subsidiaries that is a borrower or guarantor under our Credit Agreement.

Ranking	The notes and the subsidiary guarantees will be our and the guarantors’ general senior unsecured obligations. They will rank equally in right of payment with our and the guarantors’ existing and future senior unsecured indebtedness. The notes and the subsidiary guarantees will be effectively subordinated to any of our and the guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries that are not guarantors.

The indenture does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. At March 31, 2009:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $71 million;

•	our consolidated senior unsecured indebtedness totaled approximately $2,327 million;

•

our subsidiaries guaranteeing the notes had indebtedness, including subsidiary guarantees of the Company’s indebtedness, of approximately $2,398 million, of which approximately $71 million was secured.

As of and for the three months ended March 31, 2009, and the year ended December 31, 2008, without including eliminations for investments in subsidiaries and intercompany transactions, our non-guarantor subsidiaries (i) had net sales of $347 million and $2.3 billion and net earnings (loss) attributable to Owens Corning of $0 and $213 million, respectively, (ii) had total assets of $2.5 billion and $2.7 billion, respectively, and (iii) had indebtedness of $125 million and $74 million, respectively. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the notes and our non-guarantors subsidiaries, see “Note to Consolidated Financial Statements No. 20, Condensed Consolidating Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and “Note to Consolidated Financial Statements No. 28, Condensed Consolidating Financial Statements” in our Current Report on Form 8-K filed on June 2, 2009.

Optional Redemption	We may redeem the notes at any time, in whole or from time to time in part, by paying a “make-whole” premium. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Change of Control	If we experience a Change of Control Repurchase Event, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control” in this prospectus supplement.

Covenants	The indenture governing the notes contains certain covenants that limit, among other things, our ability and the ability of our subsidiaries to:

•	incur liens on certain properties to secure debt;

•	engage in sale-leaseback transactions; and

•	merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.

These covenants are subject to a number of important exceptions and limitations, which are described in the section titled “Description of the Notes—Covenants” in this prospectus supplement and in the section titled “Description of Debt Securities—Merger or Consolidation” in the accompanying prospectus.

Sinking Fund	None.

Use of Proceeds	We estimate the net proceeds to us from the sale of the notes will be approximately $ million, after deducting the underwriters’ discounts and other expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to repay outstanding amounts under our $1.0 billion multi-currency unsecured senior revolving credit facility (our “Revolving Credit Facility”) which matures on October 31, 2011.

Denominations	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Form of Note	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The laws of the State of New York govern the indenture and the notes, without regard to conflicts of law principles thereof.

Summary of Selected Historical Financial Data

The following tables set forth our summary of selected historical financial data presented on a consolidated basis and include the accounts of Owens Corning and our subsidiaries.

We have derived the summary financial information for each of the years ended December 31, 2005 through December 31, 2008 from our audited consolidated financial statements. The summary financial information for each of the three months ended March 31, 2008 and March 31, 2009 is unaudited and includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. Our summary of selected historical financial data is not necessarily indicative of our future financial position, future results of operations or future cash flows.

You should read the information set forth below in conjunction with all information included and incorporated by reference in this prospectus supplement, including our historical consolidated financial statements and notes to those statements from our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Current Report on Form 8-K filed with the SEC on June 2, 2009.

In accordance with Statement of Position 90-7 (“SoP 90-7”), the Company adopted fresh-start accounting as of October 31, 2006. Fresh-start accounting is required upon a substantive change in control and requires that the reporting entity allocate the reorganization value of the company to its assets and liabilities in a manner similar to that which is required under Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes. The financial information set forth in the following tables reflect the consolidated results of operations and financial condition of Owens Corning and our majority-owned subsidiaries for the periods following October 31, 2006 (“Successor”) and of Predecessor.

	Successor					Predecessor
	Three Months Ended March 31,		Twelve Months Ended December 31,		Two Months Ended December 31,	Ten Months Ended October 31,	Twelve Months Ended December 31,
	2009(a)	2008(b)	2008(c)	2007(d)	2006(e)	2006(f)	2005(g)	2004(h)
(in millions, except per share data)	(unaudited)	(unaudited)
Statements of Earnings (Loss) Data:
Net sales	$1,074	$1,353	$5,847	$4,978	$772	$4,627	$5,177	$4,626
Cost of sales	916	1,159	4,925	4,202	688	3,713	4,079	3,674

Gross margin	158	194	922	776	84	914	1,098	952
Marketing and administrative expenses	124	142	617	498	86	408	521	490
Science and technology expenses	15	19	69	63	30	48	56	44
Restructuring costs	22	2	7	28	20	12	—	—
Chapter 11-related reorganization items	—	—	1	—	10	45	45	54
Provision (credit) for asbestos litigation claims (recoveries)	—	—	—	—	—	(13)	4,267	(24)
Employee emergence equity program expense	6	7	26	37	6	—	—	—
(Gain) loss on sale of fixed assets and other	9	3	(32)	6	8	(65)	(18)	(2)

Earnings (loss) from continuing operations before interest and taxes	(18)	21	234	144	(76)	479	(3,773)	390
Interest expense (income),net	25	32	116	122	29	241	740	(12)
Gain on settlement of liabilities subject to compromise	—	—	—	—	—	(5,864)	—	—
Fresh-start accounting adjustments	—	—	—	—	—	(2,919)	—	—

Earnings (loss) from continuing operations before taxes	(43)	(11)	118	22	(105)	9,021	(4,513)	402
Income tax expense (benefit)	(14)	2	931	(8)	(35)	991	(400)	211

Earnings (loss) from continuing operations before equity in net earnings (loss) of affiliates	(29)	(13)	(813)	30	(70)	8,030	(4,113)	191
Equity in net earnings (loss) of affiliates	1	—	2	(1)	—	4	(5)	(2)

Earnings (loss) from continuing operations	(28)	(13)	(811)	29	(70)	8,034	(4,118)	189
Discontinued operations (i)
Earnings (loss) from discontinued operations, net of tax of $0, $0, $0, $5, $(5), $45, $24 and $25, respectively	—	—	—	9	(11)	127	35	36
Gain on sale of discontinued operations, net of tax of $0, $0, $0, $40, $0, $0, $0 and $0, respectively	—	—	—	60	—	—	—	—

Net earnings (loss)	(28)	(13)	(811)	98	(81)	8,161	(4,083)	225
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	2	3	4	4	(1)	6
Net earnings (loss) attributable to Owens Corning	$(28)	$(13)	$(813)	$95	$(85)	$8,157	$(4,082)	$219

Amounts attributable to Owens Corning common stockholders:
Earnings (loss) from continuing operations, net of tax	$(28)	$(13)	$(813)	$26	$(74)	$8,030	$(4,117)	$183
Discontinued operations, net of tax	—	—	—	69	(11)	127	35	36
Net earnings (loss)	$(28)	$(13)	$(813)	$95	$(85)	$8,157	$(4,082)	$219
Earnings(Loss) Per Share Data:
Basic
Earnings (loss) from continuing operations attributable to Owens Corning common stockholders	$(0.23)	$(0.10)	$(6.38)	$0.20	$(0.58)	$145.20	$(74.45)	$3.31
Earnings (loss) from discontinued operations attributable to Owens Corning common stockholders	$—	$—	$—	$0.54	$(0.09)	$2.30	$0.63	$0.65
Diluted
Earnings (loss) from continuing operations attributable to Owens Corning common stockholders	$(0.23)	$(0.10)	$(6.38)	$0.20	$(0.58)	$134.06	$(74.45)	$3.06
Earnings (loss) from discontinued operations attributable to Owens Corning common stockholders	$—	$—	$—	$0.53	$(0.09)	$2.12	$0.63	$0.60
Weighted-Average Common Share Data:
Basic	$124.3	$128.8	$127.4	$128.4	$128.1	$55.3	$55.3	$55.3
Diluted	$124.3	$128.8	$127.4	$129.0	$128.1	$59.9	$55.3	$59.9
Cash Flow Data:
Net cash flow from operations	$(288)	$(107)	$193	$182	$15	$(1,903)	$746	$449
Additions to plant and equipment	$(40)	$(52)	$(434)	$(247)	$(77)	$(284)	$(288)	$(232)

	As of March 31, 2009	As of December 31,		As of Two Months Ended December 31,	As of Ten Months Ended October 31,	As of December 31,
		2008	2007	2006	2006	2005	2004
(in millions)	(unaudited)
Balance Sheet Data:
Total assets	$7,105	$7,222	$7,851	$8,450	$8,857	$8,861	$7,749
Long-term debt, net of current portion	$2,366	$2,172	$1,993	$1,296	$1,300	$36	$38
Liabilities subject to compromise	$—	$—	$—	$—	$—	$13,520	$9,171
Total equity(deficit)	$2,703	$2,780	$4,004	$3,710	$3,911	$(7,974)	$(3,921)

(a)	During the first three months of 2009, the Successor recorded $30 million for restructuring and other charges (comprised of $22 million of restructuring charges and $8 million of other charges), $6 million of integration and transaction costs related to the acquisition of Saint-Gobain’s reinforcements and composite fabrics business (the “Acquisition”) and a $6 million mark-to-market charge on a derivative contract related to an electricity supply agreement.
(b)	During the first three months of 2008, the Successor recorded $2 million for restructuring charges, $12 million of integration and transaction costs related to the Acquisition and a $10 million impairment charge to write the property, plant and equipment of the sale by Successor on May 1, 2008 of two composite manufacturing plants in Battice, Belgium and Birkeland, Norway (the “Divestiture”) down to estimated fair value less costs to sell.
(c)	During 2008, the Successor recorded $75 million of integration costs related to the Acquisition, $26 million of expenses related to our employee emergence equity program, charges of $10 million related to certain asset impairments, $9 million in expenses related to leases of certain precious metals used in production tooling, charges of $7 million for restructuring and a gain of $48 million related to the sale of certain precious metals used in production tooling.
(d)	During 2007, the Successor recorded charges of $54 million for restructuring and other charges (comprised of $28 million of restructuring charges and $26 million of other costs, which is inclusive of $21 million of accelerated depreciation), charges of $60 million related to certain asset impairments, $28 million of transaction costs related to the Acquisition, charges of $12 million related to the impact of inventory write-up due to the Acquisition, charges of $5 million related to the impact of inventory write-up in accordance with fresh-start accounting, charges of $1 million related to the write-off of in-process research and development due to the Acquisition, losses related to the exit of our HOMExperts service line of $7 million and $37 million of expenses related to our employee emergence equity program.
(e)	During the two months ended December 31, 2006, the Successor recorded charges of $32 million for restructuring and other charges (comprised of $20 million of restructuring charges and $12 million of other costs), $6 million of transaction costs related to the Acquisition, charges of $10 million for Chapter 11-related reorganization expenses, charges of $91 million related to the impact of fresh-start accounting (comprised of $70 million related to the impact of inventory write-up and $21 million related to the write-off of in-process research and development) and $6 million of expenses related to our employee emergence equity program.
(f)	During the ten months ended October 31, 2006, the Predecessor recorded income of $34 million for restructuring and other credits (compromised of $12 million of restructuring charges, $45 million of gains on the sale of metal, and $1 million of other gains), $7 million of transactions costs related to the Acquisition, charges of $45 million for Chapter 11-related reorganization expenses, income of $13 million for asbestos-related insurance recoveries and $247 million for accrued post petition interest.
(g)

During 2005, the Predecessor recorded charges of $4,267 million for additional provision for asbestos liability claims net of asbestos-related insurance recoveries, charges of $735 million for accrued post petition interest for the period from October 5, 2000 (the “Petition Date”) through December 31, 2005 on the Predecessor’s primary pre-petition bank credit facility, charges of $45 million for Chapter 11 related reorganization expenses, income of $13 million due to changes in the Ohio tax law during 2005, $7 million of gains from the sale of metal and gains of $5 million on the early extinguishment of Asian debt.

(h)	During 2004, the Predecessor recorded income of $5 million for restructuring and other charges, charges of $54 million for Chapter 11 related reorganization expenses, and income of $24 million for asbestos-related insurance recoveries.
(i)	Discontinued operations consist of the Company’s Siding Solutions business and Fabwell unit which were both sold during the third quarter of 2007.

RISK FACTORS

An investment in the notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. In addition, please read the information included under “Cautionary Statement Concerning Forward-Looking Statements” or incorporated by reference into this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 for a description of additional risks and uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

The notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of our subsidiary guarantors, and to the existing and future debt of our subsidiaries that do not guarantee the notes.

The notes are not secured by any of our assets or the assets of our subsidiary guarantors. As a result, the indebtedness represented by the notes will effectively be subordinated to any secured indebtedness we or our subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit us and the subsidiary guarantors to incur secured debt, subject to limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral. In the event of the dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

The indenture does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. At March 31, 2009:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $71 million;

•	our consolidated senior unsecured indebtedness totaled approximately $2,327 million; and

•

our subsidiaries guaranteeing the notes had indebtedness, including subsidiary guarantees of the Company’s indebtedness, of approximately $2,398 million, of which approximately $71 million was secured.

As of and for the three months ended March 31, 2009 and the year ended December 31, 2008, without including eliminations for investments in subsidiaries and intercompany transactions, our non-guarantor subsidiaries (i) had net sales of approximately $347 million and $2.3 billion and net earnings (loss) attributable to Owens Corning of approximately $0 and $213 million, respectively, (ii) had total assets of approximately $2.5 billion and $2.7 billion, respectively, and (iii) had indebtedness of approximately $125 million and $74 million, respectively. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the notes and our non-guarantors subsidiaries, see “Note to Consolidated Financial Statements No. 20, Condensed Consolidating Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and “Note to Consolidated Financial Statements No. 28, Condensed Consolidating Financial Statements” in our Current Report on Form 8-K filed on June 2, 2009.

We may be unable to repurchase the notes if we experience a change of control and a related downgrade in the credit rating of the notes.

Under certain circumstances, we are required, under the terms of the notes, to offer to purchase all of the outstanding notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the notes. Our failure to repay holders tendering notes upon a change of control and related downgrade will result in an event of default under the notes. If a change in control and a related downgrade were to occur, we cannot assure you that we would have sufficient funds to purchase the notes, or any other securities that we would be required to offer to purchase. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.

The change of control provision may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the notes. Except as described under “Description of the Notes—Change of Control,” the notes do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

There may not be a public market for the notes.

The notes constitute a new issue of securities with no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange or to include the notes in any automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, no liquid market for the notes may develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee. A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•

that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee.

The terms of the indenture and the notes provide only limited protection against significant events that could adversely impact your investment in the notes.

As described under “Description of the Notes—Change of Control,” upon the occurrence of a Change of Control Repurchase Event, holders are entitled to require us to repurchase their notes. However, the definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•

limit our ability to incur indebtedness or other obligations that are equal in right of payment to the notes or prohibit us from incurring secured debt to which the notes would be effectively subordinated and which could affect our credit ratings;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes with respect to the assets of our subsidiaries;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $             million, after deducting the underwriters’ discounts and commissions and other expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to repay outstanding amounts under our Revolving Credit Facility which matures on October 31, 2011. As of May 31, 2009, our Revolving Credit Facility had a weighted average interest rate of approximately 1.31% per annum and approximately $525 million aggregate principal amount outstanding. After the application of the net proceeds to the outstanding amounts under our Revolving Credit Facility, we will have $ available under the facility, which we may use for general corporate purposes from time to time.

CAPITALIZATION

The following table sets forth our (i) actual consolidated capitalization as of March 31, 2009 and (ii) consolidated capitalization as of March 31, 2009, as adjusted to reflect the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of Proceeds” above. You should read this table in conjunction with our “Summary of Selected Historical Financial Data” and our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Current Report on Form 8-K filed with the SEC on June 2, 2009 that updates certain information in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of March 31, 2009
	Actual	As Adjusted
	(unaudited)
	(in millions, except per share amounts)

Cash and cash equivalents	$90

Short-term debt	$18		18

Long-term debt:
6.50% Senior Notes, net of discount, due 2016	649		649
7.00% Senior Notes, net of discount, due 2036	539		539
Notes offered hereby (a)	—
Senior term loan facility, maturing in 2011	600		600
Senior revolving credit facility, maturing in 2011 (b)	516
Various capital leases, due through and beyond 2050	46		46
Various floating rate debt, maturing through 2027	25		25
Other fixed rate debt, with maturities up to 2022, at rates up to 11%	5		5

Total long-term debt	2,380

Stockholders’ equity:
Preferred stock, $0.01 par value, 10 shares authorized; no shares issued	—		—
Common stock, $0.01 par value, 400 shares authorized; 132.6 shares issued and 127.9 shares outstanding	1		1
Additional paid in capital	3,832		3,832
Accumulated deficit	(831)		(831)
Accumulated other comprehensive deficit	(238)		(238)
Cost of common stock in treasury, 4.7 shares	(101)		(101)

Total Owens Corning stockholders’ equity	2,663		2,663
Noncontrolling interest	40		40

Total equity	2,703		2,703

Total capitalization	$5,101	$

(a)	All borrowings pursuant to this offering are presented net of discounts.
(b)	After the application of the net proceeds to the outstanding amounts under our revolving credit facility, we will have $ available under the facility, which we may use for general corporate purposes from time to time.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture dated as of June 2, 2009, among us, the Guarantors and Wells Fargo Bank, National Association. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. This description and the section entitled “Description of Debt Securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture. Capitalized terms used in this “Description of the Notes” have the meanings specified in the indenture and are generally summarized in this description or under “Description of Debt Securities — Certain Definitions” in the accompanying prospectus. References to “we,” “us” and “our” in this “Description of the Notes” refer only to Owens Corning and not any of its subsidiaries.

General

The Notes

The notes

•	will be our general senior unsecured obligations;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness;

•	will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	will be fully and unconditionally guaranteed by the Guarantors (as defined below).

The Subsidiary Guarantees

The notes will be guaranteed by each of our current and future Domestic Subsidiaries that is a borrower or guarantor under our Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”).

Each guarantee of the notes:

•	will be the Guarantors’ general senior unsecured obligations;

•	will rank equally in right of payment with the Guarantors’ existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to the Guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Principal, Maturity and Interest

In this offering, we will issue $             million in aggregate principal amount of our     % Senior Notes due      (the “notes”). The notes will mature on     . We may issue additional notes from time to time after this offering. See “—Issuance of Additional Notes.”

Interest on the notes will accrue at a rate per annum of     % from the issue date or from the most recent date on which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on              or              immediately preceding the interest payment date on              and              of each year, starting on                     ,             . Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will be issued in book-entry form only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Payment on the Notes

If a holder of notes has given wire transfer instructions to us, we will, directly or through the paying agent, pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City of Chicago in the State of Illinois unless we elect to make interest payments by check mailed to the note holders at their address set forth in the register of holders.

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Issuance of Additional Notes

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes of the same series actually issued.

In addition, we may issue from time to time other series of debt securities under the indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur.

Payment and Paying Agents

We will maintain in the place of payment for the notes an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the notes.

Subsidiary Guarantees

The notes will be guaranteed by each of our current and future Domestic Subsidiaries that is a borrower or a guarantor under the Credit Agreement. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Owens Corning or another Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

The guarantee of a Guarantor will be released:

1)	in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Owens Corning or a Subsidiary of Owens Corning;

2)	in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Owens Corning or a Subsidiary of Owens Corning;

3)	upon the release, discharge or termination of such Guarantor’s guarantee of the Credit Agreement, except a discharge, release or termination by or as a result of payment under such guarantee; or

4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the section titled “Discharge, Legal Defeasance and Covenant Defeasance.”

We shall notify the trustee and the holders of the Subsidiary Guarantee of any Guarantor that is released. The trustee shall execute and deliver an appropriate instrument confirming the release of any such Guarantor upon our request as provided in the indenture.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

Change of Control

If a Change of Control Repurchase Event occurs with respect to the notes, each holder of notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiples $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, we will mail a notice to each holder:

1)	describing the transaction or transactions that constitute the Change of Control Repurchase Event;

2)	offering to repurchase notes of the applicable series on the date specified in the notice (the “Change of Control Payment Date”) which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed; and

3)	stating the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes or the indenture by virtue of such compliance.

On the Change of Control Payment Date, we will, to the extent lawful:

1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Selection and Notice

If less than all of the notes of any series are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes from such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding notes, be discharged from our obligations with respect to the notes (except as otherwise specified in the indenture) or be released from our obligation to comply with the provisions of the indenture with respect to the notes as described under “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association, and its affiliates.

Governing Law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (including Euroclear and Clearstream, Luxembourg).

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain Definitions

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act for the corporation;

2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Change of Control” means the occurrence of any of the following:

1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Owens Corning and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

2)	the adoption of a plan relating to the liquidation or dissolution of Owens Corning;

3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Owens Corning, measured by voting power rather than number of shares; or

4)	the first day on which a majority of the members of the Board of Directors of Owens Corning are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Ratings Downgrade.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Owens Corning who:

1)	was a member of such Board of Directors on the date of the indenture; or

2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of October 31, 2006, among Owens Corning, the lending institutions party thereto and Citibank N.A., as administrative agent, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an assistant treasurer or an assistant secretary of Owens Corning.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Rating Agency” means each of Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any of their successors.

“Ratings Downgrade” means when, at the time of a Change of Control, the notes carry:

1)	an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

2)	a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;

3)

both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

4)	both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes of such series;

5)	both (A) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes of such series; or

6)	no credit rating from either Rating Agency and both Rating Agencies do not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes of such series;

and in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to Owens Corning that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets, Inc., Banc of America Securities LLC, one other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Subsidiary” means, with respect to any specified Person:

1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Guarantor of Owens Corning’s obligations under the indenture and the notes of any series, executed pursuant to the provisions of the indenture.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes to beneficial owners of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that acquire the notes in connection with their initial issuance, at their initial offering price and hold the notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding the notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners of such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership, and disposition of a note.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

Interest

A U.S. Holder generally must include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. If, however, the stated principal amount of the notes exceeds the issue price by more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder (regardless of its method of tax accounting) will be required to include such excess in income as original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. It is not expected that the stated principal amount of the notes will exceed the issue price by more than a de minimis amount.

Change of Control Premium and Optional Redemption Amount

In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under “Description of the Notes—Change of Control”). In addition, we may redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption (the “optional redemption amount”) (as described above under “Description of the Notes—Optional Redemption”). These events may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such events will occur is “remote” or “incidental” (within the meaning of applicable Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. Under our position, the change of control premium or the optional redemption amount, as the case may be, will be taxable to a U.S. Holder as additional ordinary income when received or accrued, according to such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and might be required to report the change of control premium or the optional redemption amount, as the case may be, as income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued interest which would be treated as interest described above in “—Interest” (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the notes so long as:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and either

•

(i) the Non-U.S. Holder certifies under penalties of perjury on Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Internal Revenue Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us a properly completed and executed Internal Revenue Service Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above if the Non-U.S. Holder provides us with a properly completed and executed Internal Revenue Service Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Internal Revenue Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to a Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Internal Revenue Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Internal Revenue Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Internal Revenue Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the notes should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

Citigroup Global Markets Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Banc of America Securities LLC
Wachovia Capital Markets, LLC
J.P. Morgan Securities Inc.
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Owens Corning
Per note		%

We estimate that our total expenses for this offering will be $            .

We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Credit Agreement. The net proceeds of this offering will be used to repay revolving loans borrowed under the Company’s Revolving Credit Facility. Affiliates of Citigroup Global Markets Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. are lenders under the Company’s Credit Agreement and will each receive their pro rata share of such repayment. Because it is possible that the underwriters or their respective affiliates could receive more than 10% of the proceeds of this offering as repayment for such debt, this offering is made in compliance with the applicable provisions of Section 5110(h)(1) of the FINRA Conduct Rules and Rule 2720 of the NASD Conduct Rules. Because the notes are investment grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters as to the guarantee given by Soltech, Inc. will be passed upon by Stites & Harbison, PLLC, Louisville, Kentucky, certain legal matters as to the guarantee given by CDC Corporation will be passed upon by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin and certain legal matters as to the guarantee given by OCV Fabrics US, Inc. will be passed upon by Pierce Atwood LLP, Portland, Maine. Certain legal matters relating to this offering will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus supplement by reference to Owens Corning’s Current Report on Form 8-K dated June 2, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Owens Corning for the year ended December 31, 2008, have been so incorporated in reliance on the reports, which contain an explanatory paragraph on the adoption of fresh-start accounting as of November 1, 2006 in connection with the registrant’s emergence from bankruptcy, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

OWENS CORNING

Debt Securities

Guarantees

We may offer debt securities and related guarantees from time to time in one or more series. We will provide specific terms of any offering of these debt securities and related guarantees, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities and related guarantees on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities and related guarantees, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities and related guarantees will be the initial public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities and related guarantees.

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our website is located at www.owenscorning.com. Information on our website does not constitute part of this prospectus.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2009.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Corporate Secretary, (419) 248-8000.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the “Securities Act.” Under the automatic shelf process, we may, over time, offer and sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus only provides you with a general description of the debt securities we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you make any investment decision, you should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

The exhibits to our registration statement contain the full text of certain agreements and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise expressly set forth or as the context otherwise indicates:

•	The term “Predecessor” refers to Owens Corning Sales, LLC (formerly known as Owens Corning), prior to its emergence from bankruptcy on October 31, 2006.

•

The terms “Owens Corning,” “the Company,” “we,” “our” and “us” refer to Owens Corning (formerly known as Owens Corning (Reorganized) Inc.), a Delaware corporation, and its subsidiaries, after Predecessor’s emergence from bankruptcy.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 1-33100) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the “Exchange Act” (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Current Report on Form 8-K filed with the SEC on June 2, 2009.

Our SEC filings are available free of charge through our Internet website at www.owenscorning.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplement or other offering materials. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Corporate Secretary

Telephone: (419) 248-8000

Our SEC filings are also available at the SEC’s Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and the materials we have filed or will file with the SEC (as well as information included in our other written or oral statements) contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation:

•	economic and political conditions, including new legislation or other governmental actions;

•	levels of residential and commercial construction activity;

•	competitive factors;

•	pricing pressures;

•	weather conditions;

•	our level of indebtedness;

•	industry and economic conditions that adversely affect the market and operating conditions of our customers, suppliers or lenders;

•	availability and cost of raw materials;

•	availability and cost of credit;

•	interest rate movements;

•	issues involving implementation of acquisitions, divestitures and joint ventures;

•	our ability to utilize our net operating loss carryforwards;

•	achievement of expected synergies, cost reductions and/or productivity improvements;

•	issues involving implementation of new business systems;

•	foreign exchange fluctuations;

•	the success of research and development activities;

•	difficulties in managing production capacity; and

•	labor disputes.

All forward-looking statements in this prospectus should be considered in the context of the risk and other factors described above and as detailed from time to time in the Company’s SEC filings. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

OWENS CORNING

Owens Corning, a global company incorporated in Delaware, is headquartered in Toledo, Ohio, and is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Since Owens Corning was founded in 1938, the Company has continued to grow as a market-leading innovator of glass fiber technology. Our products range from glass fiber used to reinforce composite materials used in transportation, electronics, marine, wind energy and other high-performance markets to insulation, roofing and manufactured stone veneer used in residential, commercial and industrial applications.

Our business operations fall within two reportable segments, Composites and Building Materials. Composites includes our Reinforcements and Downstream businesses. Building Materials includes our Insulation, Roofing and Other businesses. Through these lines of business, we manufacture and sell products worldwide. We maintain leading market positions in many of our major product categories.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Owens Corning						Predecessor
	Three Months Ended March 31, 2009		Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Two Months Ended December 31, 2006		Ten Months Ended October 31, 2006	Twelve Months Ended December 31, 2005		Twelve Months Ended December 31, 2004
Ratio of Earnings to Fixed Charges(a)	(b	)	1.7	1.1	(c	)	33.6	(d	)	12.8

(a)	For purposes of calculating our ratio of earnings to fixed charges:

•	earnings consists of earnings (loss) from continuing operations before taxes plus (i) fixed charges, as defined below, and (ii) amortization of capitalized interest less capitalized interest;

•	fixed charges consists of (i) the portion of rents representative of interest expense, (ii) interest on indebtedness, including amortization of deferred loan costs, and (iii) capitalized interest; and

•	the consolidated ratio of earnings to fixed charges is determined by dividing earnings, as defined above, by fixed charges, as defined above.

(b)	We would have had to generate additional earnings of $45 million in the three months ended March 31, 2009, in order to achieve a coverage ratio of 1:1.

(c)	Due to the losses incurred for adjustments due to bankruptcy proceedings, we would have had to generate additional earnings of $107 million in the two months ended December 31, 2006 in order to achieve a coverage ratio of 1:1.

(d)	Due to the losses incurred for adjustments due to bankruptcy proceedings, we would have had to generate additional earnings of $4.506 billion in the twelve months ended December 31, 2005, in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series. Debt securities will be issued under the indenture dated as of June 2, 2009, among us, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, or any other indenture which we identify in a prospectus supplement (we refer to the indenture dated as of June 2, 2009, and any such other indenture, as the “indenture”). We have summarized below the material provisions of the indenture. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the indenture. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “—Certain Definitions.” In this “Description of Debt Securities,” “we,” “us,” “our” and similar words refer to Owens Corning and not any of its subsidiaries.

General

The debt securities will be our general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The debt securities will be fully and unconditionally guaranteed as described below by each of our current and future U.S. subsidiaries that is a borrower or a guarantor under the Credit Agreement (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”). Each guarantee of the debt securities will be a general obligation of the Subsidiary Guarantors and will rank on a parity with the other unsecured and unsubordinated indebtedness of the Subsidiary Guarantors. The guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors, to the extent of the value of the collateral securing such indebtedness.

We may issue the debt securities in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving our company. However, the indenture provides that neither we nor any of the Subsidiary Guarantors may subject certain of our property or assets to any mortgage or other encumbrance unless the debt securities are secured equally and ratably with or prior to that other secured indebtedness. See “Certain Covenants” below. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any U.S. Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the initial public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	where the debt securities can be exchanged or transferred;

•

whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance or discharge of the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. Federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided in the applicable prospectus supplement, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of a series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Certain Covenants

Unless otherwise specified in the applicable prospectus supplement, the following covenants apply to the debt securities:

Limitation on Mortgages and Liens. Neither we nor any of our Subsidiaries may create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, any Lien upon any Principal Property or upon the Capital Stock of any Subsidiary without equally and ratably securing any debt securities then outstanding, unless the aggregate principal amount of all outstanding Indebtedness of Owens Corning and its Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the Capital Stock of any Subsidiary (in each case, now owned or hereafter acquired) plus the amount of all outstanding Attributable Debt incurred pursuant to the first bullet under the covenant entitled “Limitation on Sales and Leaseback Transactions” would not exceed 10% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. However, this limitation does not apply to certain Permitted Liens as described in the indenture, including:

•	Liens existing on the date of the indenture;

•	Liens in favor of the Company or any of its Subsidiaries;

•

Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Subsidiaries, which existed prior to the contemplation of such merger or consolidation;

•	Liens on acquired property existing at the time of the acquisition, which existed prior to the contemplation of such acquisition;

•	Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other similar obligations;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; and

•

any extension, renewal or replacement of any Lien otherwise permitted by this section, so long as (1) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien and (2) the indebtedness secured by the new Lien is not greater than the indebtedness secured by the original Lien.

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Property owned on the date of the indenture with the intention of taking back a lease of that property for a period of more than three years other than leases between the Company and any of its Subsidiaries or leases between Subsidiaries, unless:

•

after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any Subsidiary (in each case, now owned or hereafter acquired) incurred without equally and ratably securing the debt securities pursuant to the covenant entitled “Limitation on Liens,” would not exceed 10% of Consolidated Net Tangible Assets calculated at the time of the transaction; or

•

within 120 days after such sale and leaseback transaction, Owens Corning or such Subsidiary applies an amount equal to the greater of the net proceeds of such sale and leaseback transaction and the fair market value at the time of the transaction of the Principal Property so leased to the retirement of Funded Debt of Owens Corning or any of its Subsidiaries.

Covenant to File Reports. We will file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Merger or Consolidation

We may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not Owens Corning is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Owens Corning and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

•

either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

•

the surviving or successor entity (if other than Owens Corning) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Owens Corning under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

•

the surviving or successor entity shall have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, Owens Corning may not, directly or indirectly, lease all or substantially all of the properties or assets of Owens Corning and its Subsidiaries, taken as a whole, in one or more related transactions, to another person. However, this restriction on mergers and consolidations shall not apply to:

•	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.

Additional Subsidiary Guarantees

We will not permit any of our domestic subsidiaries to, directly or indirectly, guarantee any person’s obligations under our Credit Agreement unless such Subsidiary is a Subsidiary Guarantor or concurrently executes a supplemental indenture and a guarantee.

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•

failure to comply with any covenant or other agreement in the indenture or any term in the debt securities for 60 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (or the payment of which is guaranteed by Owens Corning or any of its Subsidiaries), whether such indebtedness now exists, or is created after the date of the indenture, and which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of our company;

•

except as permitted by the indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its guarantee; or

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Owens Corning, any Subsidiary of Owens Corning that is a Significant Subsidiary or any group of Subsidiaries of Owens Corning that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, on such debt securities, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series by notice to the trustee may, on behalf of the holders of all of the debt securities of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of such series.

We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

Modification or Waiver

We and the trustee may, at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our obligations under the indenture by a successor corporation;

•	to impose additional covenants and events of default for the benefit of the holders of any series of debt securities;

•

to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•

to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•

to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the debt securities of a particular series; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act of 1939.

In addition, we and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•

change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture; or

•

modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series (except as otherwise provided in the covenants described above under “—Certain Covenants”) if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•

either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture;

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with; and

•

we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and discharge.

We may elect (i) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (ii) to be released from our obligation to comply with the provisions of the indenture described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•

we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

on the date of such deposit, there is no continuing Event of Default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•

we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to those debt securities will be reinstated.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on any debt securities represented by a global security to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities represented by a global security, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Business Day” means, unless otherwise provided with respect to a series of Securities, any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c) minority equity interests in any Subsidiary of the Company that is not a Wholly-Owned Subsidiary, all as set forth on or included in the balance sheet of the Company and its Subsidiaries for its most recent completed fiscal quarter for which internal financial statements are available computed in accordance with GAAP.

“Credit Agreement” means the Credit Agreement executed on October 31, 2006, among the Company, the lending institutions party thereto and Citibank N.A., as administrative agent, and any related notes, Guarantees, collateral documents, instruments and agreements to be executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate agreements, interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements;

(2) foreign exchange contracts and currency protection agreements or other similar agreements or arrangements; and

(3) any commodity futures contract, commodity option or other similar agreements or arrangements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Permitted Liens” means:

(1) Liens existing on the date of the indenture;

(2) Liens in favor of the Company or any of its Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) any extension, renewal or replacement of any Lien referred to above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced; and

(8) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by the Company or any of its Subsidiaries (whether owned on the date of the indenture or thereafter acquired) that has a gross book value on the date as of which the determination is being made, without deduction of any depreciation reserves, exceeding 1% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any Principal Property which has been or is to be sold or transferred by the Company or any such Subsidiary to such Person with the intention of taking back a lease of such property, except for temporary leases for a term (including renewals at the option of the lessee) of not more than three years and except for leases between the Company and a Subsidiary or between Subsidiaries of the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

PLAN OF DISTRIBUTION

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

The validity of the debt securities and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters as to the guarantee given by Soltech, Inc. will be passed upon by Stites & Harbison, PLLC, Louisville, Kentucky, certain legal matters as to the guarantee given by CDC Corporation will be passed upon by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin and certain legal matters as to the guarantee given by OCV Fabrics US, Inc. will be passed upon by Pierce Atwood LLP, Portland, Maine.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to Owens Corning’s Current Report on Form 8-K dated June 1, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Owens Corning for the year ended December 31, 2008 have been so incorporated in reliance on the reports, which contain an explanatory paragraph on the adoption of fresh-start accounting as of November 1, 2006 in connection with the registrant’s emergence from bankruptcy, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Owens Corning

    % Senior Notes due

PRELIMINARY PROSPECTUS SUPPLEMENT

June 3, 2009

Citi

Banc of America Securities LLC

Wachovia Securities

J.P. Morgan